Exhibit 10.6

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between APREA THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Christian S. Schade (the “Executive”), is made and entered into as of September 26, 2019, and will become effective, if at all, upon the date of closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions contained herein;

WHEREAS, the Company and Executive previously entered into an employment letter agreement, dated as of April 2016 (the “Prior Agreement”);

WHEREAS, Executive desires to continue to be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1.                                      Agreement and Term.   The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement.  Unless terminated earlier as set forth in Section 4 herein, Executive’s employment and the term under this Agreement shall commence under the terms set forth herein on the Effective Date and shall continue until the third-anniversary of the Effective Date (the “Initial Term”) and, thereafter, shall be extended automatically for successive one-year terms, unless either Executive or the Company gives contrary written notice not less than 60 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement.  The Initial Term, together with any extension thereof in accordance with this Section 1, shall be referred to herein as the “Term.”

2.                                      Positions and Authority.  Executive shall serve in the positions of President and Chief Executive Officer of the Company, or in such other positions as the parties may agree.  On the Effective Date, Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”) and, during the Term, the Company shall cause Executive to be nominated for election as a member of the Board.   Executive agrees to serve in the officer positions referred to in this Section 2 and continue to serve as a director of the Company, and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of the Company, as well as such additional duties and services appropriate to such offices that the parties may agree upon from time to time.  Upon the Effective Date, Executive’s principal place of work shall be located in Boston, Massachusetts.

During the Term, Executive shall devote Executive’s full business time and efforts to the business and affairs of the Company and its subsidiaries, provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.  Executive shall not become a director of any for profit entity without first receiving the approval of the Nominating and Corporate Governance Committee of the Board.

3.                                      Compensation and Benefits

(a)                                 Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $500,000 per year, payable in accordance with the normal payroll practices of the Company.  The Base Salary shall be reviewed for increases but not decreases by the Compensation Committee of the Board (the “Compensation Committee”) in good faith, based upon the Company’s and Executive’s performance and the Company’s pay philosophy, not less often than annually.  The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

(b)                                 Annual Incentive Compensation.  During the Term, Executive shall be eligible to participate in the annual cash bonus program maintained for senior executive officers of the Company (the “Annual Incentive Program”), with an initial target annual bonus opportunity equal to 50% of Base Salary.  The actual amount of the annual bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time.  Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c)                                  Long-Term Incentive Grants.  During the Term, Executive shall be eligible to participate in the long-term incentive program maintained for senior executive officers of the Company (the “LTI Program”), with a LTI Program target opportunity and LTI Program Vehicles determined by the Compensation Committee for each year of participation.

(d)                                 Employee Benefits and Perquisites. During the Term, the Executive shall be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management, upon Executive’s satisfaction of the eligibility or participation criteria therefor. The Company reserves the right to modify or terminate employee benefits and perquisites at its discretion.

(e)                                  Business Expenses.  Subject to Section 17, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.

4.                                      Termination of Employment.  (a)            The Term shall end upon the first to occur of:  (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) Termination due to Disability (as defined below); (iii) termination of Executive’s employment by the Company for any reason other than Termination due to Disability; (iv) Executive’s death; or (v) termination of Executive’s employment by Executive for any reason.  Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from the Board and all other positions with the Company or any of its Affiliates held by Executive as of the date immediately preceding Executive’s termination of employment.

(b)                                 If Executive’s employment ends for any reason, except as otherwise contemplated in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or other benefits, other than (i) the earned but unpaid portion of Executive’s Base Salary through the date of termination or resignation, (ii)  a lump-sum payment in respect of accrued but unused vacation days at the Executive’s per-business-day Base Salary rate, (iii) any unpaid expense or other reimbursements due to Executive, and (iv) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company.

(c)                                  Termination without Cause or for Good Reason.  If Executive’s employment hereunder shall be terminated by the Company without Cause, termination upon the expiration of the Term following notice of non-renewal by the Company, or by Executive for Good Reason, then in addition to the payments and benefits described in Section 4(b) and subject to Section 17 and Executive’s continuing compliance with Section 5 of this Agreement:

(i)                                     the Company shall pay Executive an amount equal to 12 months of the Executive’s Base Salary (the “Severance Payment”), payable during the 12-month period following such termination of employment, with the Severance Payment commencing as soon as administratively feasible within 60 days following Executive’s termination of employment and the first installment payment including the portion of the Severance Payment that was payable prior to such first payment date; provided, however, if the Executive’s employment is terminated under circumstances entitling the Executive to severance under this Section 4(c) within 12 months following a Change in Control (a “CIC Qualifying Termination”), then the Severance Payment and period to pay the Severance Payment shall be increased to 18 months;

(ii)                                  the Company shall pay Executive an annual bonus for the year of termination equal to the Executive’s target annual bonus opportunity, payable within 60 days following the Executive’s termination of employment, subject to proration based on the number of days in the calendar year that have elapsed prior to the date of termination;

(iii)                               following the Executive’s termination of employment, the Company shall pay to the Executive (or to the Executive’s family in the event of Executive’s death) on a monthly basis an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985  continuation coverage premium for such month, at the same level and cost to the Executive (or the Executive’s family in the event of Executive’s death) as immediately preceding the Executive’s termination of employment, under the Company group medical plan in which the Executive participated immediately preceding the Executive’s termination of employment, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the Executive’s termination of employment, until the earlier of (A) 12 months after the Executive’s termination of employment and (B) the Executive and Executive’s family have obtained other substantially similar healthcare coverage; provided, however, if the Executive experiences a CIC Qualifying Termination, then the number of months set forth in clause (A) of this sentence shall be increased to 18 months;

For the avoidance of doubt, Executive shall not be entitled to the benefits described in this Section 4(c) for a Termination due to Disability, termination of Executive’s employment for Cause, Executive’s death, or termination of Executive’s employment by Executive for any reason other than for Good Reason.

(d)                                 Section 280G.  Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Company and its Affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Payments shall be either (i) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Executive.  The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).  The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee in good faith.  If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.

(e)                                  Certain Definitions.

“Affiliate” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, or an equity interest of 50% or more (direct or indirect).

“Cause” shall mean, in the sole discretion of the Board:

(i)                                     conduct by Executive in connection with Executive’s service to the Company or any Affiliate that is fraudulent, unlawful or grossly negligent;

(ii)                                  Executive’s material breach of Executive’s material responsibilities to the Company or any Affiliate or Executive’s willful failure to comply with reasonable and lawful directives of the Board;

(iii)                               Executive’s material breach of Executive’s material representations, warranties, covenants and/or obligations under this Agreement;

(iv)                              material misconduct by Executive that seriously discredits or damages the Company or any Affiliate;

(v)                                 nonperformance or unsatisfactory performance of Executive’s material duties or responsibilities to the Company or any Affiliate;

(vi)                              violation of the Company’s or any of its Affiliates’ policies including, without limitation, the Company’s Code of Conduct and policies on equal employment opportunity and prohibition of unlawful harassment; and/or

(vii)                           the conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving dishonesty or fraud

In the case of each of (ii), (iii), (iv), (v) and (vi) as determined in good faith by the Board after written notice to Executive providing reasonable details of the alleged breach and not less than a 30 day period to cure the alleged breach; provided that the Company may suspend Executive’s employment, access, authority and duties during such cure period.

“Change in Control” shall have the meaning assigned to such term in the Company’s 2019 Equity Incentive Plan.

“Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without Executive’s express prior written consent:

(i)                                     the changing of Executive’s position from President and Chief Executive Officer of the Company;

(ii)                                  a material diminution in Executive’s responsibilities, authority or function as President and Chief Executive Officer of the Company;

(iii)                               a material reduction in Executive’s Base Salary and/or annual target bonus opportunity; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Executive’s Base Salary and/or annual target bonus opportunity that is pursuant to a reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated senior level employees; or

(iv)                              a change of more than 50 miles in the geographic location at which Executive must regularly report to work and perform services, except for required travel on business of the Company; provided, however, that “Good Reason” shall not include, following a Change of Control, a reduction in title, position, responsibilities or duties solely by virtue of the Company being acquired and made part of, or operating as a subsidiary or division of a larger company or organization, as long as Executive’s new duties and responsibilities are reasonably commensurate with Executive’s experience.

“Good Reason Process” shall mean that:  (i) Executive has reasonably determined in good faith that a “Good Reason” has occurred; (ii) Executive has notified the Board in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii)  Executive has cooperated in good faith with the efforts of the Company, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates employment within 60 days after the end of the Cure Period. If the Good Reason condition is cured by the Company during the Cure Period, Good Reason shall be deemed not to have occurred.

“Termination due to Disability” shall mean Executive’s termination of employment as a result of Executive becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties as President and Chief Executive Officer of the Company.

5.                                      Restrictive Covenants.

(a)                                 Confidential Information and Restricted Activities. By signing this Agreement, Executive represents that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive pursuant to this Section 5 (collectively, the “Restrictive Covenant Agreements”).  For purposes of the Restrictive Covenant Agreements, “Company” shall mean the Company and its Affiliates.  Executive agrees that during Executive’s employment and for the twelve month period after Executive’s employment with the Company ends for any reason (the “Restricted Period”) Executive will not (without the Company’s prior written consent), whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, (i) engage, participate or invest in any business activity anywhere in the world that develops, markets or sells any products, or performs or sells any services that directly or indirectly target the pharmacological restoration of normal function to wild type or missense-mutant  P53 in oncologic applications; provided that this shall not prohibit any investment by Executive in publicly traded stock of a company representing less than two percent of the stock of such company, (ii) (A) solicit or attempt to solicit, or (B) take away or divert from the Company, or attempt to take away or divert from the Company, the business or patronage of any customer(s) known to Executive with respect to which Executive was involved in soliciting, in each case at any time during the twelve-month period that immediately preceded the termination of Executive’s employment with the Company and with which, as a result of Executive’s employment with the Company, Executive had business dealings or about which Executive acquired confidential information, or (iii) (A) recruit or attempt to recruit, solicit or attempt to solicit, hire or attempt to hire, interfere with or endeavor to entice away or (B) assist in recruiting or attempting to recruit, soliciting or attempting to solicit, hiring or attempting to hire, interfering with or enticing away any person who is or was employed by the Company or is or was an agent, representative or consultant of the Company within the six-month period preceding the termination of Executive’s employment with the Company.  Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  Executive further understands that Executive’s obligations under the Restrictive Covenant Agreements will continue in accordance with their express terms regardless of any changes in Executive’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment.  Executive expressly consents to be bound by the provisions of the Restrictive Covenant Agreements for the benefit of the Company or any Affiliate or successor to whose employ Executive may be transferred.

(b)                                 Return of Property. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Company information, whether created by Executive or others, which come into Executive’s custody or possession, are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of Executive’s employment for any reason, Executive will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing proprietary information, and other materials of any nature pertaining to the proprietary information of the Company and to Executive’s work performed for the Company, and will not take or keep in Executive’s possession any of the foregoing or any copies.

(c)                                  Developments. Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively, “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive’s direction during the period of Executive’s employment.  Executive acknowledges that all work performed by Executive is on a “work for hire” basis, and Executive hereby does assign and transfer and, to the extent any such assignment cannot be fully made at present, will assign and transfer, to the Company and its successors and assigns all Executive’s right, title and interest in all Developments that (i) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured, commercialized, marketed or sold by the Company or that may be used with such products or services; or (ii) result from tasks assigned to Executive by the Company; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).  To preclude any possible uncertainty, Executive has provided on Exhibit A to this Agreement a complete list of Developments that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company that Executive considers to be Executive’s property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”).  Executive has also listed on Exhibit A all patents and patent applications in which Executive is named as an inventor, other than those that have been assigned to the Company, (“Other Patent Rights”).  If no such disclosure is set forth on Exhibit A, Executive represents that there are no Prior Inventions or Other Patent Rights.  If, in the course of Executive’s employment with the Company, Executive incorporates a Prior Invention into a Company product, process or machine or other work done for the Company, Executive hereby grants to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.  This Agreement does not obligate Executive to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of Executive’s employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5(c) will be interpreted not to apply to any invention which a court rules and /or the Company agrees falls within such classes.  Executive also hereby waives all claims to any moral rights or other special rights which Executive may have or accrue in any Company-Related Developments.

(d)                                 Enforcement of Agreement; Relief. Executive acknowledges and agrees that the Restrictive Covenant Agreements and all other provisions of this Agreement that are intended to endure beyond the terms of Executive’s employment shall survive the termination of Executive’s employment and that any violation of any of the Restrictive Covenant Agreements will cause immediate and irreparable damage to the Company, entitling it to specific performance, injunctive relief and other equitable remedies.  Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement.  In addition to injunctive relief, the Company is entitled to all money damages available under the law.  If Executive breaches any of the covenants contained in the Restrictive Covenant Agreements, in addition to the Company’s other legal and equitable remedies, the Company may cease any termination benefits to which Executive might otherwise be entitled.  Any such termination of the termination benefits by the Company in the event of a breach by Executive shall not affect Executive’s ongoing obligations to the Company including pursuant to the Release.

(e)                                  Notice of Intent to Resign. In the event Executive wishes to voluntarily terminate Executive’s employment, Executive agrees to provide the Company with four (4) weeks advance written notice (the “Notice Period”) of Executive’s intent to do so, and, if Executive intends or contemplates alternative employment, Executive also agrees to provide the Company with accurate information concerning such alternative employment in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 5. After receipt of such notice, the Company, in its sole, absolute and unreviewable discretion, may (i) require Executive to continue working during the Notice Period, (ii) relieve Executive of some or all of his work responsibilities during the Notice Period, or (iii) shorten the Notice Period and make Executive’s voluntary termination of employment effective immediately. Notwithstanding the foregoing, if Executive provides notice of resignation, in no event shall Executive’s separation of employment be considered an involuntary termination by the Company, even if the effective date of termination is accelerated by the Company.

(f)                                   Non-Disparagement. Executive agrees during and following the Term not to make, or cause to be made, any statement, observation, or opinion, or communicate any information

(whether oral or written, directly or indirectly) that (i) accuses or implies that the Company or its Affiliates engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of the Company or its Affiliates, or otherwise or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the Company or its Affiliates. Nothing herein will be deemed to preclude Executive from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities.

(g)                                  Protected Rights.  Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits the Executive’s ability to report possible violations of law or regulation to or file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(h)                                 Breach.  Executive acknowledges that the restrictions contained in this Agreement are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by Executive, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 5.  Accordingly, if the Company or any of its Affiliates institutes any action or proceeding to enforce their rights under this Section 5, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, Executive shall not claim that any such remedy at law exists, and Executive consents to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Agreement, and expressly waives any security that might otherwise be required in connection with such relief.  Executive also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert.  In the event Executive violates any provision of this Section 5, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees, and the time periods set forth above shall be extended for the period of time Executive remains in violation of the provisions.

(i)                                     Release.  Executive’s execution of a complete and general release of any and all of Executive’s potential claims (other than for benefits and payments described in this Agreement or any other vested benefits with the Company and/or its Affiliates) against the Company, any of its Affiliates, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company or its Affiliates and/or successors, is an express condition of Executive’s right to receive termination payments and benefits under this Agreement.  Executive shall be required to execute within 45 days after Executive’s termination of employment (or such shorter period of time as specified by the Company) the Company’s standard form of general waiver and release agreement which documents the release required under this Section 5.

6.                                      Survival.  Sections 5, 6, 8, 10, and 12 - 17, and such other provisions hereof as may so indicate shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Term.

7.                                      Notices.  Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above.  Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

APREA THERAPEUTICS, INC.

535 Boylston Street

Boston, MA 02116

Attention:  Chair of the Compensation Committee

If to Executive:

Christian S. Schade

At the most recent address on file with the Company

With a copy to:

Sidley Austin LLP

Attn:  Geoffrey W. Levin, Esq.

787 Seventh Avenue

New York, NY 10019

8.                                      Indemnification.  During the Term, the Company agrees that it shall indemnify Executive and provide Executive with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to Board members and other most senior executive officers of the Company

9.                                      Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, without limitation, the Prior Agreement.

10.                               No Conflict.  Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.  Executive further represents and warrants that Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns.  Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

12.                               Governing Law.  This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

13.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.                               Withholding.  All payments and benefits under this Agreement are subject to withholding of all applicable taxes and other required deductions.

15.                               Clawbacks.  The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

16.                               Company Policies.  Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

17.                               Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.  Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death.  Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  To the extent that the Severance Payment payable hereunder is deemed to be a substitute for a payment provided under another agreement with the Executive, then the Severance Payment payable hereunder shall be paid at the same time and in the same form as such substituted payment to the extent required to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APREA THERAPEUTICS, INC.

By:	/s/ Scott M. Coiante
	Name:	Scott M. Coiante
	Title:	Senior Vice President, Chief Financial Officer

EXECUTIVE

By:	/s/ Christian S. Schade
	Name:	Christian S. Schade
	Title:	President and Chief Executive Officer